Exhibit 99.1
CABLEVISION ANNOUNCES COMPLETION OF BRESNAN ACQUISITION
BETHPAGE, N.Y., Dec 14, 2010 — Cablevision Systems Corporation (NYSE: CVC) today announced that it has completed its acquisition of Bresnan through a newly-formed subsidiary. With the completion of this transaction, Cablevision adds systems serving approximately 297,000 basic cable television subscribers and more than 629,000 homes passed in Montana, Wyoming, Colorado and Utah to its New York-area cable system and operations.
Cablevision Chief Operating Officer Tom Rutledge, who will oversee the Bresnan properties as part of Cablevision, said: “We have tremendous respect for the Bresnan management team and employees and the quality they have provided for many years to a growing base of cable, high-speed Internet and phone customers. We look forward to continuing this history, this strong commitment to localism and local operations, and to delivering even more features and value including faster Internet, more HD programming and other meaningful enhancements to our customers in these markets.”
The Bresnan acquisition is structured as a newly-formed, independent, unrestricted subsidiary of Cablevision. The transaction was valued at $1.365 billion, subject to certain adjustments, and was financed using an equity contribution by Cablevision of approximately $400 million and non-recourse debt of approximately $1 billion. The newly-formed subsidiary’s capital structure consists of a $75 million Revolving Credit Facility, a $765 million Term Loan Facility and $250 million 8.0% Senior Notes due 2018. Neither Cablevision nor any of its subsidiaries, other than the newly-formed subsidiary, will have any obligations or liability with respect to the new credit facility or Senior Notes.
About Cablevision Systems Corporation
Cablevision Systems Corporation is one of the nation’s leading telecommunications, media and entertainment companies. In addition to its Optimum-branded cable, Internet, and voice offerings, the company owns and operates News 12 Networks, MSG Varsity and Newsday Media Group. Cablevision’s assets also include Rainbow Media Holdings LLC and its programming and entertainment businesses, AMC, IFC, Sundance Channel, WE tv and IFC Entertainment, as well as Clearview Cinemas. Additional information about Cablevision is available on the Web at www.cablevision.com.
About Bresnan
Bresnan Communications is a broadband telecommunications company, which serves approximately 330,000 customers throughout Colorado, Montana, Wyoming and Utah. Bresnan’s advanced services and features include high-definition digital TV with video-on-demand, super high-speed Internet and digital phone. The company also serves the business community through its Business Services and Advertising Sales divisions. More information about Bresnan is available at www.bresnan.com.
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Contacts:
Cablevision Systems Corp.	Cablevision Systems Corp.
Charlie Schueler	Pat Armstrong
EVP, Media Relations	SVP, Investor Relations
Office: 516-803-1013	Office: 516-803-2264